Filed Pursuant to Rule 424(b)(3)
Registration No. 333-151632

SUPERFUND GOLD, L.P. – SERIES A-1, A-2 AND SERIES B-1, B-2 SUPPLEMENT
DATED SEPTEMBER 20, 2011 TO PROSPECTUS DATED MAY 13, 2011

AUGUST 2011 PERFORMANCE UPDATE

	August 2011	Year to Date	Total NAV 8/31/11	NAV per Unit 8/31/11

Series A-1	13.42%	28.67%	$16,285,113	$2,015.88
Series A-2	13.61%	30.21%	$3,932,410	$2,175.75
Series B-1	14.16%	31.34%	$8,095,001	$1,774.72
Series B-2	14.36%	32.90%	$5,808,863	$1,847.08

          * All performance is reported net of fees and expenses

Fund results for August 2011:

          The Fund’s trading strategies yielded mixed results in August as volatility continued to rise in conjunction with political and economic uncertainty. Global contagion fears escalated to new levels during the month following the downgrade of U.S. debt and heightened fears of a downgrade of French debt. The Fund’s trend following models produced gains in bonds and money markets as safe haven capital flooded to sovereign debt. The Fund’s short-term strategies also contributed positively to overall performance as gains in bonds, metals, and energies offset losses in stocks and currencies. The Fund’s perpetual long gold position furthered gains as gold futures skyrocketed over 12% while posting new all-time highs above $1900 per ounce.

          The Fund’s allocation to bond markets outperformed once again in August as the fear trade picked up momentum amid flagging consumer sentiment as governments continued to fail to address long-term deficit challenges. U.S. bonds skyrocketed over 7% as safe haven demand surged with the S&P downgrade of U.S. debt and subsequent heavy liquidation in global equity markets. The trading strategies also produced gains from short-term interest rate futures positions in August as the uptrend remained firmly entrenched. Short-term rate futures around the world spiked higher early in the month as equities sold off in response to uncertainty surrounding the debt of both sovereigns as well as major financial institutions. Somewhat paradoxically this led to a flight to safety to some of the very sovereigns that were coming under fire, most notably the U.S.

          Allocations to equities markets yielded negative results in August as global markets collapsed under the weight of fears surrounding the stability of major international banks. Equity market volatility skyrocketed as S&P’s downgrade of U.S. debt was followed by fears of a French downgrade due to exposure to Italy. Global growth expectations contracted quickly sending Italian (-15.7%), Spanish (-8.9%), and French (-11.4%) shares sharply lower, prompting regulators to establish short-selling bans. Short sellers responded by attacking Europe’s leading economy, sending

Germany’s DAX to a loss of 19.4%. Asian markets also suffered amid global contagion fears, as Japan (-9%), Korea (-13%), and Singapore (-9.7%) witnessed double-digit declines. Late month news that Warren Buffet was investing $5 billion in embattled Bank of America shares along with a surprisingly strong U.S. durable goods number and a Greek bank merger restored some measure of confidence while limiting losses in the Dow Jones to 4.1%. The Fund’s currencies positions also yielded negative returns in August as the euro and U.S. dollar settled into tight ranges while risk currencies reversed lower.

          Other market sectors, relative to those discussed above, did not have a substantial influence on the Fund’s overall positive performance in the month of August.

          PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

SUPERFUND GOLD, L.P. – SERIES A-1
August 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2011)

STATEMENT OF INCOME
August 2011

Investment income, interest	$170

Expenses
Management fee	30,663
Ongoing offering expenses	—
Operating expenses	10,221
Selling commissions	27,255
Other expenses	222
Incentive fee	—
Brokerage commissions	12,232
Total expenses	80,593

Net investment gain (loss)	(80,423)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	814,186
Net change in unrealized appreciation (depreciation) on futures and forward contracts	1,192,562

Net gain(loss) on investments	2,006,748

Net increase (decrease) in net assets from operations	$1,926,325

STATEMENT OF CHANGES IN NET ASSET VALUE
August 2011

Net assets, beginning of period	$14,320,085

Net increase (decrease) in net assets from operations	1,926,325

Capital share transactions
Issuance of shares	269,600
Redemption of shares	(230,898)

Net increase(decrease) in net assets from capital share transactions	38,702

Net increase(decrease) in net assets	1,965,027

Net assets, end of period	$16,285,113

NAV Per Unit, end of period	$2,015.88

SUPERFUND GOLD, L.P. – SERIES A-2
August 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2011)

STATEMENT OF INCOME
August 2011

Investment income, interest	$41

Expenses
Management fee	7,392
Ongoing offering expenses	—
Operating expenses	2,464
Other expenses	54
Incentive fee	—
Brokerage commissions	2,949
Total expenses	12,858

Net investment gain (loss)	(12,817)

Realized and unrealized gain (loss) on investments
Net realized gain (loss) on futures and forward contracts	196,263
Net change in unrealized appreciation (depreciation) on futures and forward contracts	287,486

Net gain(loss) on investments	483,748

Net increase (decrease) in net assets from operations	$470,932

STATEMENT OF CHANGES IN NET ASSET VALUE
August 2011

Net assets, beginning of period	$3,324,458

Net increase (decrease) in net assets from operations	470,952

Capital share transactions
Issuance of shares	137,000
Redemption of shares	—

Net increase(decrease) in net assets from capital share transactions	137,000

Net increase(decrease) in net assets	607,952

Net assets, end of period	$3,932,410

NAV Per Unit, end of period	$2,175.75

SUPERFUND GOLD, L.P. – SERIES B-1
August 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2011)

STATEMENT OF INCOME
August 2011

Investment income, interest	$23

Expenses
Management fee	15,242
Ongoing offering expenses	—
Operating expenses	5,081
Selling commissions	13,548
Other expenses	581
Incentive fee	—
Brokerage commissions	9,009
Total expenses	43,460

Net investment gain(loss)	(43,437)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	604,518
Net change in unrealized appreciation (depreciation) on futures and forward contracts	443,210

Net gain(loss) on investments	1,047,729

Net increase (decrease) in net assets from operations	$1,004,292

STATEMENT OF CHANGE IN NET ASSET VALUE
August 2011

Net assets, beginning of period	$7,532,714

Net increase (decrease) in net assets from operations	1,004,292

Capital share transactions
Issuance of shares	135,650
Redemption of shares	(577,655)

Net increase (decrease) in net assets from capital share transactions	(442,005)

Net increase(decrease) in net assets	562,287

Net assets, end of period	$8,095,001

NAV Per Unit, end of period	$1,774.72

SUPERFUND GOLD, L.P. – SERIES B-2
August 2011 ACCOUNT STATEMENT
(Prepared from Books without Audit for the Month ended August 31, 2011)

STATEMENT OF INCOME
August 2011

Investment income, interest	$17

Expenses
Management fee	10,919
Ongoing offering expenses	—
Operating expenses	3,639
Other expenses	416
Incentive fee	—
Brokerage commissions	6,454
Total expenses	21,428

Net investment gain(loss)	(21,411)

Realized and unrealized gain(loss) on investments
Net realized gain(loss) on futures and forward contracts	433,082
Net change in unrealized appreciation (depreciation) on futures and forward contracts	317,497

Net gain(loss) on investments	750,578

Net increase (decrease) in net assets from operations	$729,167

STATEMENT OF CHANGE IN NET ASSET VALUE
August 2011
Net assets, beginning of period	$5,060,744

Net increase (decrease) in net assets from operations	729,167

Capital share transactions
Issuance of shares	50,000
Redemption of shares	(31,048)

Net increase (decrease) in net assets from capital share transactions	18,952

Net increase(decrease) in net assets	748,119

Net assets, end of period	$5,808,863

NAV Per Unit, end of period	$1,847.08

TO THE BEST OF MY KNOWLEDGE AND BELIEF, THE INFORMATION CONTAINED HEREIN IS ACCURATE AND COMPLETE.

/s/ Nigel James
Nigel James, President
Superfund Capital Management, Inc.
General Partner
Superfund Gold, L.P.